Exhibit 99.1

INSTINET GROUP INCORPORATED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Instinet Group Incorporated:

We have completed an integrated audit of Instinet Group Incorporated’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

Consolidated financial statements

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Instinet Group Incorporated and its subsidiaries at December 31, 2004 and December 31, 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 8 to the consolidated financial statements, on January 1, 2002 the Company adopted the provisions of Statement of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets.”

Internal control over financial reporting

Also, in our opinion, management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting (not appearing herein) appearing under Item 8 of Instinet Group Incorporated’s Annual Report on Form 10-K for the year ended December 31, 2004, that the Company maintained effective internal control over financial reporting as of December 31, 2004 based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), is fairly stated, in all material respects, based on those criteria. Furthermore, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control - Integrated Framework issued by the COSO. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit. We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

On March 31, 2005, the Company acquired Bridge Trading Company (“Bridge”) in a transaction accounted for as a reorganization of entities under common control. The consolidated financial statements referred to above have been retrospectively adjusted to include Bridge as if the transaction had been consummated as of January 1, 2002. The controls of Bridge were not a part of the Company’s internal control over financial reporting as of December 31, 2004. Accordingly, the controls of Bridge were not included in either management’s assessment of internal control over financial reporting or our audit of the Company’s internal control over financial reporting. Bridge is a wholly-owned subsidiary whose total assets and total revenues represent 5.6% and 8.6%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers LLP

New York, New York

March 10, 2005, except with respect to our opinion on the

consolidated financial statements insofar as it relates to

Notes 3(a) and 20(a), as to which the date is January 6, 2006

Instinet Group Incorporated

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year ended December 31,
	2004	2003	2002
Revenue
Transaction fees	$1,096,381	$1,077,231	$1,073,852
Interest income	18,151	24,039	39,799
Interest expense	(3,514)	(7,716)	(19,806)

Interest income, net	14,637	16,323	19,993

Total revenue, net	1,111,018	1,093,554	1,093,845

Cost of Revenue
Soft dollar	168,693	171,679	194,998
Broker - dealer rebates	257,544	217,109	124,399
Brokerage, clearing and exchange fees	207,038	191,997	163,659

Total cost of revenue	633,275	580,785	483,056

Gross margin	477,743	512,769	610,789

Direct Expenses
Compensation and benefits	209,876	218,507	278,453
Communications and equipment	72,187	109,039	127,851
Depreciation and amortization	58,293	90,229	79,994
Occupancy	37,069	55,230	55,929
Professional fees	29,319	27,680	24,011
Marketing and business development	12,752	14,829	16,025
Other	10,582	17,499	38,833

Total direct expenses	430,078	533,013	621,096

Restructuring	—	59,497	120,800
Goodwill and intangible asset impairment	24,783	21,539	509,454
Contractual settlement	(7,250)	—	—
Investments	(19,712)	9,080	59,019
Insurance recovery	(5,116)	(10,481)	—

Total expenses	1,056,058	1,193,433	1,793,425

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	54,960	(99,879)	(699,580)
Income tax provision (benefit)	14,540	(26,351)	(30,421)

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	40,420	(73,528)	(669,159)
Income (loss) from discontinued operations, net of tax	12,787	13,273	(36,397)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	53,207	(60,255)	(705,556)
Cumulative effect of change in accounting principle, net of tax	—	—	18,642

Net income (loss)	$53,207	($60,255)	($724,198)

EARNINGS (LOSS) PER SHARE—BASIC AND DILUTED
Income (loss) from continuing operations—net of tax	$0.12	($0.22)	($2.43)
Discontinued operations—net of tax	0.04	0.04	(0.13)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	0.16	(0.18)	(2.56)
Cumulative effect of change in accounting principle, net of tax	—	—	0.07

Net income (loss) per share	$0.16	($0.18)	($2.63)

Weighted average shares outstanding—basic	336,562	334,611	275,294
Weighted average shares outstanding—diluted	339,019	334,611	275,294

The accompanying notes are an integral part of these consolidated financial statements.

Instinet Group Incorporated

Consolidated Statements of Financial Condition

(In thousands, except per share amounts)

	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$904,984	$502,408
Cash and securities segregated under federal regulations	—	177,395
Securities owned, at market value	36,157	261,552
Securities borrowed	190,325	314,443
Receivable from broker-dealers	167,216	161,517
Receivable from customers	31,643	107,221
Commissions and other receivables, net	88,140	116,660
Investments	33,337	29,499
Fixed asset and leasehold improvements, net	79,784	118,929
Deferred tax asset, net	72,401	62,174
Goodwill	8,436	35,139
Other intangible assets, net	68,394	87,384
Other assets	105,728	119,395
Assets of discontinued operations	68,870	76,659

Total assets	$1,855,415	$2,170,375

LIABILITIES & STOCKHOLDERS’ EQUITY
LIABILITIES
Short-term borrowings	$5,283	$21,372
Securities loaned	133,189	220,465
Payable to broker-dealers	173,627	141,821
Payable to customers	45,151	306,763
Taxes payable	85,797	64,005
Accounts payable, accrued expenses and other liabilities	233,028	311,028
Liabilities of discontinued operations	40,498	45,881

Total liabilities	716,573	1,111,335

Commitments and contingencies (Note 14)
STOCKHOLDERS EQUITY
Common stock, $ 0.01 par value (950,000 shares authorized, 338,180 and 334,784 issued as of December 31, 2004 and 2003, respectively, and 338,180 and 334,743 outstanding as of December 31, 2004 and 2003, respectively)	3,381	3,347
Additional paid-in capital	1,736,150	1,727,577
Accumulated deficit	(659,596)	(712,803)
Treasury stock, at cost (41 shares as of December 31, 2003)	—	(78)
Accumulated other comprehensive income	55,471	41,339
Restricted stock units	13,389	—
Unearned compensation	(9,953)	(342)

Total stockholders’ equity	1,138,842	1,059,040

Total liabilities and stockholders’ equity	$1,855,415	$2,170,375

The accompanying notes are an integral part of these consolidated financial statements.

Instinet Group Incorporated

Consolidated Statements of Changes in Shareholder’s Equity

(In thousands, except per share amounts)

	Year ended December 31,
	2004	2003	2002
Common stock, par value $0.01 per share
Balance, beginning of year	$3,347	$3,346	$2,520
Issued	34	1	826

Balance, end of year	3,381	3,347	3,346

Additional paid-in capital
Balance, beginning of year	1,727,577	1,727,219	1,465,208
Issuance of common stock for acquisition	—	—	495,878
Conversion and grant of stock options	—	—	21,603
Stock options exercised	6,998	240	1,372
Tax benefit of options exercised	1,575	118	69
Stock options forfeited	—	—	(5,616)
Income tax effect of final adjustment to transaction among stockholders	—	—	(2,556)
Dividends paid	—	—	(248,739)

Balance, end of year	1,736,150	1,727,577	1,727,219

Retained earnings (accumulated deficit)
Balance, beginning of year	(712,803)	(652,548)	71,650
Net income (loss)	53,207	(60,255)	(724,198)

Balance, end of year	(659,596)	(712,803)	(652,548)

Treasury stock
Balance, beginning of year	(78)	(1,270)	—
Purchase	—	(75)	(1,532)
Reissued	78	1,267	262

Balance, end of year	—	(78)	(1,270)

Accumulated other comprehensive income (loss)
Balance, beginning of year	41,339	23,235	(726)
Currency translation adjustment	14,132	18,104	23,961

Balance, end of year	55,471	41,339	23,235

Restricted stock
Balance, beginning of year	—	—	—
Issued	13,389	—	—

Balance, end of year	13,389	—	—

Unearned compensation
Balance, beginning of year	(342)	(1,744)	(9,915)
Conversion and grant of stock options	—	—	(1,462)
Stock options forfeited	—	—	5,616
Restricted stock granted	(13,389)	—	—
Amortization of stock based plans	3,778	1,402	4,017

Balance, end of year	(9,953)	(342)	(1,744)

Total stockholders’ equity	$1,138,842	$1,059,040	$1,098,238

The accompanying notes are an integral part of these consolidated financial statements.

Instinet Group Incorporated

Consolidated Statements of Cash Flows

(In thousands, except per share amounts)

	Year ended December 31,
	2004	2003	2002
Cash flows from operating activities
Net income/(loss)	$53,207	$(60,255)	$(724,198)
(Income)/loss from discontinued operations, net of tax	(12,787)	(13,273)	36,397
Cumulative effect of change in accounting principle, net of tax	—	—	18,642

Net income from continuing operations	40,420	(73,528)	(669,159)
Adjustments to reconcile net income from continuing operations to cash used in operating activities from continuing operations:
Unrealized (loss) gain on investments	(11,514)	7,777	54,063
Insurance recoveries	—	(10,481)	—
Intangible asset and goodwill impairment write-down	24,783	21,668	528,521
Cumulative effect of change in accounting principle, net of tax	—	—	(18,642)
Depreciation and amortization	63,520	98,659	101,862
Deferred tax assets, net	(9,014)	(21,126)	(25,119)
Stock based compensation	5,431	2,594	4,086
Changes in operating assets and liabilities:	—	—	—
Cash and securities segregated under federal regulation	177,395	74,380	58,917
Securities borrowed, net of securities loaned	36,842	61,246	43,698
Net receivable/payable from/to broker-dealers	26,107	25,353	8,132
Net receivable/payable from/to customers	(186,034)	(22,349)	(99,211)
Receivables and other assets	46,940	(60,563)	84,481
Payables and other liabilities	(56,919)	18,632	(77,506)
Cash provided by operating activities - discontinued operations	4,860	15,846	(23,124)

Net cash provided by (used in) operating activities	162,817	138,108	(29,001)
Cash flows from investing activities
Securities sold and matured, net of securities purchased	225,395	75,489	(114,666)
Proceeds from insurance recovery	—	10,481	—
Purchase of fixed assets and leasehold improvements	(5,387)	(15,041)	(44,084)
Sale (purchase) of investments	7,676	4,561	(4,000)
Acquisitions of businesses, net of assets acquired and liabilities assumed	—	316	25,952
Cash provided by investing activities - discontinued operations	7,000	5,500	8,000

Net cash provided by (used in) investing activities	234,684	81,306	(128,798)
Cash flows from financing activities
Short-term borrowings, net	(16,089)	(5,907)	(42,020)
Dividends paid to parent	—	—	(248,739)
Issuance of common stock	7,032	359	1,387
Purchase of treasury stock	—	(75)	(1,532)

Net cash used in financing activities	(9,057)	(5,623)	(290,904)
Effect of exchange rate differences	14,132	18,104	23,961

Increase (decrease) in cash and cash equivalents	402,576	231,895	(424,742)
Cash and cash equivalents, beginning of period	502,408	270,513	695,255

Cash and cash equivalents, end of period	$904,984	$502,408	$270,513

Supplemental disclosures of cash flow information:
Cash paid for interest	3,090	9,312	12,715
Cash paid (refunded) for taxes	6,145	(50,370)	19,055
Non-cash activities:
Value of common stock issued for business combinations			512,967

The accompanying notes are an integral part of these consolidated financial statements.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Note 1. Organization and Description of Business

Instinet Group Incorporated (the “Company” or “Instinet Group”) is a Delaware holding company which, through its operating subsidiaries, provides agency and other brokerage services to broker-dealers, institutional customers, hedge funds and professional traders. The Company is approximately 62% owned by a subsidiary of Reuters Group PLC (“Reuters” or “Parent”).

In the first quarter of 2004, we completed a business restructuring plan to establish two distinct business lines:

•	Instinet, the Institutional Broker, which services our non-broker-dealer institutional customers

•	INET (formerly known as The Island ECN, Inc.), our alternative trading system and ECN that combines the U.S broker-dealer order flow of the Instinet ECN and The Island ECN and services our U.S. broker-dealer customers.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant transactions and balances between and among the Company and its subsidiaries have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Concentrations of Credit, Market and Other Risks

The Company is exposed to substantial credit risk from both parties to a securities transaction during the period between the transaction date and the settlement date. This period is generally three business days in the U.S. equities markets and can be as much as 30 days in some international markets. In addition, the Company may have credit exposure that extends beyond the settlement date in the case of a party that does not settle in a timely manner by failing either to make payment or to deliver securities. We hold the securities that are the subject of the transaction as collateral for our customer receivables. Adverse movements in the prices of these securities can increase our credit risk. The majority of the Company’s transactions and, consequently, the concentration of its credit exposure are with broker-dealers and other financial institutions, primarily located in the United States and the United Kingdom. The Company seeks to control its credit risk through a variety of reporting and control procedures, including establishing credit limits and enforcing credit standards based upon a review of the counterparties’ financial condition and credit ratings. The Company monitors trading activity and collateral levels on a daily basis for compliance with regulatory and internal guidelines and obtains additional collateral, if appropriate. For the years ended December 31, 2004, 2003 and 2002, losses from transactions in which a party refused or was unable to settle were immaterial.

The Company uses securities borrowed and loaned transactions to facilitate the settlement process to meet its customers’ needs. Under these transactions, the Company either receives or provides collateral, generally cash or securities. In the event the counterparty is unable to meet its contractual obligations to return the pledged collateral, the Company may be exposed to the market risk of acquiring the collateral at prevailing market prices.

The Company is subject to operational, technological and settlement risks. These include the risk of potential financial loss attributable to operational factors such as untimely or inaccurate trade execution, clearance or settlement or the inability to process large volumes or transactions. The Company is also subject to risk of loss attributable to technological limitations or computer failures that may constrain the Company’s ability to gather, process and communicate information efficiently, securely and without interruption.

Transaction Fees

Transaction fees and related expenses arising from securities brokerage transactions are recorded on a trade date basis.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation is computed primarily using the straight-line method over the following estimated useful lives:

Leasehold improvements	life of lease
Furniture and office equipment	3-10 years
Capitalized software costs	3 years
Computer equipment	3-5 years

Accounting for Goodwill and Other Intangible Assets

Statement of Financial Accounting Standard (SFAS) No. 142 Goodwill and Other Intangible Assets requires that goodwill and certain intangible assets be assessed for impairment using fair value measurement techniques and that management perform a detailed review of the carrying value of the Company’s tangible and intangible assets. In this process, management is required to make estimates and assumptions in order to determine the fair value of the Company’s assets and liabilities and projected future earnings using various valuation techniques. Management uses its best judgment and information available to it at the time to perform this review, as well as the services of an expert valuation specialist when required. Because management’s assumptions and estimates are used in the valuation, actual results may differ.

In 2004, the Company’s impairment testing indicated impairment in the value of goodwill recorded as a result of the acquisition of Bridge Trading Company (Bridge). In accordance with SFAS No. 142, based on the results of management’s analysis, the Company determined that goodwill had been impaired and as a result, the Company recorded a pre-tax charge of $24.8 million. In 2003, the Company’s annual impairment testing indicated impairment in the value of technology assets capitalized at the time of the Island acquisition. Based on the results of management’s analysis, the Company determined that intangible assets had been impaired and as a result, the Company recorded a pre-tax charge of $21.7 million. In 2002, based on the results of management’s assessment and a valuation analysis prepared by an independent specialist, the Company determined that the all goodwill not related to the Bridge transaction had been completely impaired and as a result, the Company recorded a pre-tax goodwill impairment charge of $509.5 million, the remaining carrying value of the goodwill.

Acquisitions

With the exception of Bridge, all business acquisitions have been accounted for under the purchase method and, accordingly, the excess of the purchase price over the fair value of the net assets acquired has been recorded as goodwill on the Consolidated Statements of Financial Condition. The carrying value of goodwill is reviewed on a periodic basis for impairment based upon estimated fair value of the Company’s reporting units. The Company estimates fair value by using a discounted cash flow model or by using the services of an external valuation specialist. Should the review indicate that goodwill is impaired, the Company’s carrying value of goodwill would be reduced by the estimated shortfall of the discounted cash flows.

As disclosed in Note 3, the Company acquired Bridge from Reuters on March 31, 2005. The acquisition of Bridge was not treated as a business combination since Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations specifically excludes transfers of net assets or exchanges of shares between entities under common control. As such, in accordance with SFAS No. 141, the transferred assets and liabilities of Bridge have been recognized at historical cost, and the character of the transaction is reported as a change in reporting entity similar to a pooling-of-interests.

Software Costs

Costs for internal use software, whether developed or obtained, are assessed to determine whether they should be capitalized or expensed in accordance with American Institute of Certified Public Accountants’ Statement SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Capitalized software costs, which are reflected as fixed assets on the Consolidated Statements of Financial Condition, were $4,642 as of December 31, 2003. Amortization expense was $3,455 and $3,373 for the years ended December 31, 2003 and 2002, respectively. The Company wrote off substantially all of its capitalized software costs during the year ended December 31, 2004 (see Note 7).

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Income Taxes

The Company files a consolidated income tax return in the U.S. and combined U.S. state and local income tax returns, where applicable. The Company records deferred tax assets and liabilities for the difference between the tax basis of assets and liabilities and the amounts recorded for financial reporting purposes, using current tax rates. Deferred tax expenses and benefits are recognized in the Consolidated Statements of Operations for changes in deferred tax assets and liabilities.

Earnings (Loss) Per Share

Basic earnings (loss) per share (EPS) is calculated by dividing net earnings by the weighted average number of common shares outstanding. Common shares outstanding include common stock for which no future service is required as a condition to the delivery of the underlying common stock. Diluted EPS includes the determinants of basic EPS and, in addition, reflects the dilutive effect of the common stock deliverable pursuant to stock options and to restricted stock for which future service is required as a condition to the delivery of the underlying common stock. The dilutive effect is included in the calculation of weighted average shares for the year ended that the Company has net income. Accordingly, in years that reflect a net loss the diluted EPS computation does not include the anti-dilutive effect of these options.

	Year Ended December 31,
	2004	2003	2002
Numerator for basic and diluted EPS earnings available to common shareholders	$53,207	$(60,255)	$(724,198)
Denominator for basic EPS — weighted average number of common shares	336,562	334,611	275,294
Stock options	2,457	—	—

Denominator for diluted EPS — weighted average number of common shares and dilutive potential common shares	339,019	334,611	275,294

Basic EPS	$0.16	$(0.18)	$(2.63)
Diluted EPS	0.16	(0.18)	(2.63)

For the years ended December 31, 2003 and 2002, EPS computations do not include the anti-dilutive effect of stock options of 1,355 and 593 shares.

Soft Dollar and Commission Recapture

Soft dollar and commission recapture expenses primarily relate to the purchase of third party research products for customers as well as payments made as part of the Company’s commission recapture services. The Company reports its transaction fee revenue from these businesses separately from its soft dollar and commission recapture expenses.

Broker-Dealer Rebates

Broker-dealer rebates expense consists of execution fees paid to subscriber customers that initiate a buy or sell limit order transaction. The customers are paid on a per share basis on orders that have been matched. Rebates are recorded on a trade date basis.

Investments

Investments with no ready market are stated at estimated fair value as determined in good faith by management. Generally, management will initially value investments at cost and require that changes in value be established by meaningful third-party transactions or a significant impairment in the financial condition or operating performance of the issuer, unless meaningful developments occur that otherwise warrant a change in the valuation of an investment. Factors considered in valuing individual investments include, without limitation, available market prices, type of security, purchase price, purchases of the same or similar securities by other investors, marketability, restrictions on disposition, current financial position, operating results and other pertinent information.

Management uses its best judgment in estimating the fair value of these investments. There are inherent limitations in any estimation technique. The fair value estimates presented herein are not necessarily indicative of an amount that the Company could realize in a current transaction. Because of the inherent uncertainty of valuation, these estimated fair values do not necessarily represent amounts that might be ultimately realized, since such amounts depend on future circumstances and the differences could be material.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Realized and unrealized gains and losses from investments are included in investments on the Consolidated Statements of Operations.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 (revised 2004) (SFAS 123R), Share-Based Payment, that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS No. 123R eliminates the ability to account for share-based compensation transactions using the intrinsic value method under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and generally would require that such transactions be accounted for using a fair-value-based method. The Company is currently evaluating SFAS No. 123R to determine which fair-value-based model and transitional provision it will follow upon adoption. The options for transition methods as prescribed in SFAS No. 123R include either the modified prospective or the modified retrospective methods. The modified prospective method requires that compensation expense be recorded for all unvested stock options and restricted stock as the requisite service is rendered beginning with the first quarter of adoption, while the modified retrospective method would record compensation expense for stock options and restricted stock beginning with the first period restated. Under the modified retrospective method, prior periods may be restated either as of the beginning of the year of adoption or for all periods presented. SFAS No. 123R will be effective for the Company beginning in its third quarter of 2005. Although the Company will continue to evaluate the application of SFAS No. 123R, adoption is expected to have a material impact on its results of operations.

The Company currently measures compensation expense for its employee stock-based compensation plans using the intrinsic value method prescribed by APB Opinion No. 25. The Company applies the disclosure provisions of SFAS No. 123, Accounting for Stock-based Compensation, as amended by SFAS No. 148, Accounting for Stock-based Compensation – Transition and Disclosure, as if the fair-value-based method had been applied in measuring compensation expense. Under APB Opinion No. 25, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recognized.

As required under SFAS No. 123, the pro forma effects of stock-based compensation on net income (loss) and earnings per common share for employee stock options granted and employee stock purchase plan share purchases have been estimated at the date of grant and beginning of the period, respectively, using a Black-Scholes option pricing model. For purposes of pro forma disclosures, the estimated fair value of the options and shares is amortized to pro forma net income (loss) over the options’ vesting period and the shares’ plan period.

The Company’s pro forma information for the years ended December 31, 2004, 2003 and 2002 is as follows:

	Year Ended December 31,
	2004	2003	2002
Net income (loss), as reported	$53,207	$(60,255)	$(724,198)
Add: Stock based employee compensation expense included in net income (loss), net of related tax benefit	2,417	1,660	2,723
Deduct: Stock based employee compensation expense determined under fair value based methods for all awards, net of related tax benefit	(17,032)	(26,759)	(36,361)

Pro forma net income (loss)	$38,592	$(85,354)	$(757,836)

Weighted average shares outstanding — basic	336,562	334,611	275,294
Weighted average shares outstanding — diluted	339,019	334,611	275,294

Earnings (loss) per share, as reported — basic & diluted	$0.16	$(0.18)	$(2.63)
Pro forma net income (loss) per share — basic & diluted	$0.11	$(0.26)	$(2.75)

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Securities Borrowed and Loaned

Securities borrowed and loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed require the Company to deposit cash with the lender. For securities loaned, the Company receives collateral in the form of cash in an amount generally in excess of the market value of the securities loaned. The Company monitors the market value of the securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded, as necessary.

Receivable From and Payable to Broker-Dealers

Receivable from broker-dealers is primarily comprised of fails to deliver with broker-dealers. Fails to deliver arise when the Company does not deliver securities on settlement date. The Company records the selling price as a receivable due from the purchasing broker-dealer. The receivable is collected upon delivery of the securities. Payable to broker-dealers is primarily comprised of fails to receive. Fails to receive arise when the Company does not receive securities on settlement date. The Company records the amount of the purchase price as a payable due to the selling broker-dealer. The liability is paid upon receipt of the securities.

Receivable From and Payable to Customers

Receivable from customers is primarily comprised of institutional debit balances and payable to customers primarily represents free credit balances in customer accounts.

Commissions and Other Receivables, Net

Commissions and other receivables are reported net of an allowance for doubtful accounts of $18,846 and $21,952 as of December 31, 2004 and December 31, 2003, respectively. The allowance for doubtful accounts is based on our assessment of the collectibility of customer accounts. The Company regularly reviews the allowance by considering factors such as historical experience, credit quality, age of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay.

As of December 31, 2004 and 2003, included in commissions and other receivables is $15,348 and $23,566, respectively, from Archipelago Holdings, LLC, and REDIBook ECN, LLC of which $9,208 is in arbitration. The Company has commenced arbitration proceedings before the NASD and has established a reserve against the disputed amount based upon a review of the facts and circumstances surrounding the dispute.

Securities Purchased Under Agreements to Resell and Securities Sold Under Agreements to Repurchase

Transactions involving purchases of securities under agreements to resell and securities sold under agreements to repurchase are treated as collateralized financing transactions and are recorded at their contracted resale amounts plus accrued interest. It is the Company’s policy to take possession of securities with a market value in excess of the principal amount loaned plus the accrued interest thereon, in order to collateralize reverse repurchase agreements. Similarly, the Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company’s agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned, when necessary. It is the Company’s policy to value collateral daily and to obtain additional collateral, or to retrieve excess collateral from counterparties, when deemed appropriate.

Foreign Currency Translation

Assets and liabilities of subsidiaries whose functional currency is not the U.S. dollar are translated based on the end of period exchange rates from local currency to U.S. dollars. Results of operations are translated at the average exchange rates in effect during the period. The resulting gains or losses are reported as comprehensive income (loss) on the Consolidated Statements of Financial Condition.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Derivatives

The Company may enter into forward foreign currency contracts to facilitate customers’ settling transactions in various currencies, primarily the U.S. dollar, British pound or euro. These forward foreign currency contracts are entered into with third parties and with terms generally identical to the Company’s customers’ transactions, thereby mitigating exposure to currency risk. Forward foreign currency contracts generally do not extend beyond 14 days and realized and unrealized gains and losses resulting from these transactions are recognized in the Consolidated Statements of Operations in the period they are incurred. These activities have not resulted in a material impact to the Company’s operations to date.

Treasury Stock

The Company’s purchases of shares of its own common stock are recorded as treasury stock under the cost method and are shown as a reduction to stockholders’ equity on the Consolidated Statements of Financial Condition.

Restructuring

The Company has accounted for its cost reduction initiatives and resulting restructuring charges in accordance with EITF 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring), SFAS No. 112, Employer’s Accounting for Post Employment Benefits and SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 146, which the Company adopted on January 1, 2003, eliminates the future use of EITF 94-3 for restructuring initiatives. The adoption of SFAS No. 146 has not had a material effect on the Company’s financial condition, results of operations or cash flows.

Restatements and Reclassifications

During the fourth quarter of 2004, the Company began classifying transaction related regulatory fees as an expense in brokerage, clearing and exchange fees. These fees had previously been recorded as a reduction of transaction fees and shown on a net basis. For the years ended December 31, 2004, 2003 and 2002, these regulatory fees totaled $53,059, $61,259 and $26,707, respectively, and have been reclassified in the Company’s consolidated financial statements.

All historical information has been restated to include Bridge Trading Company (Bridge) (see Note 3) as if Bridge had been a wholly-owned subsidiary of the Company since it was acquired by Reuters in September 2001. Bridge is included in the results of the Instinet business segment.

The Company’s consolidated financial statements have been restated to present Lynch, Jones & Ryan, Inc. (“LJR”) as a discontinued operation (see note 20).

Certain other reclassifications of prior year amounts have been made for consistent presentation with the current year.

Note 3. Acquisitions

a) Bridge

On March 31, 2005, the Company acquired Bridge, an agency execution broker, from Reuters for 3,752 shares of the Company’s common stock, valued at approximately $21,500. The Company’s financial statements and the accompanying notes reflect the results of operations as if Bridge had been a wholly-owned subsidiary of the Company since it was acquired by Reuters in September 2001. This acquisition was accounted for as a transfer of entities under common control.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

A summary of the results of operations and stockholders’ equity of the previously separate companies for the period before the combination was consummated that are included in the current combined net income and stockholders’ equity is as follows:

	Instinet Group Year ended December 31,			Bridge Year ended December 31,
	2004	2003	2002	2004	2003	2002
Total Revenue, net	$1,186,754	$1,156,401	$1,125,180	$95,110	$106,930	$138,967
Net Income (Loss)	$53,652	$(73,808)	$(735,230)	$(445)	$(13,553)	$(11,032)

b) Harborview

On January 7, 2003, pursuant to an existing option purchase agreement, the Company purchased Harborview, LLC (Harborview), a NYSE floor brokerage firm, for $594.

c) Island

On September 20, 2002, the Company acquired 100% of the outstanding common stock of Island Holding Company, Inc., the parent company of The Island ECN, Inc. (collectively, “Island”). Island’s results of operations, since that date, have been included in the Company’s consolidated financial statements. The aggregate purchase price was $555,349, consisting of $492,826 representing approximately 80,659 shares of the Company’s common stock, $20,141 representing additional common shares for the conversion of options, warrants and stock appreciation rights, deferred tax liability of $32,560 relating to intangible assets and $9,822 representing direct costs of the acquisition. The value of the common shares issued was determined based on the average closing market price of the Company’s common shares over the 2-day period before and after June 10, 2002, the date the terms of the acquisition were agreed to and announced.

In connection with the acquisition of Island, the Company paid a $1.00 per common share cash dividend to its stockholders of record as of September 19, 2002, which represented a distribution of $248,739, of which $206,900 was distributed to the Company’s Parent. The Company paid this dividend on October 3, 2002.

The following unaudited supplemental pro forma information has been prepared to give effect to the acquisition of Island as of the beginning of the year in which the acquisition occurred. Pro forma consolidated results for the Company’s acquisition of Harborview would not have been materially different from the reported amounts.

Year Ended December 31, 2002
Pro forma revenue	$1,153,839
Pro forma loss	(719,230)

Note 4. Cost Reductions and Special Charges

The Company has initiated several cost reduction programs, which have resulted in restructuring charges.

In March 2002, the Company announced that it would reduce its annualized fixed operating costs in order to offset the impact of reduced revenues due to its price reductions to U.S. broker-dealer customers. This restructuring included reducing staff levels and related occupancy costs, improving system and network efficiencies and restructuring non-core businesses. During the year ended December 31, 2002, the Company incurred a charge of $58,395. This restructuring was substantially completed in the three months ended March 31, 2004.

In December 2002, the Company announced that it had commenced a cost-reduction plan to reduce operating costs in order to achieve cost synergies in connection with its acquisition of Island. This restructuring included reducing staff levels and related occupancy costs. During the year ended December 31, 2002, the Company incurred a charge of $62,405. As of December 31, 2004, the Company carried a liability of $13,015 associated with this restructuring on its Consolidated Statements of Financial Condition, which is reflected as follows:

	December 31, 2003	Payments	December 31, 2004
Workforce reductions	$1,008	$(272)	$736
Office closures/consolidations	19,481	(7,202)	12,279

Total	$20,489	$(7,474)	$13,015

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

The Company expects to pay approximately $2,000 to $4,000 of the total remaining liability by December 31, 2005.

In December 2003, the Company announced a cost restructuring plan and recorded a charge of $59,497 related to the reduction of workforce by approximately 185 employees and the consolidation of the Company’s office space. This cost-reduction is primarily due to the strategic decisions related to the separation of Instinet and INET, formerly the Island ECN, Inc., and the Company’s ongoing efforts to streamline its operations. As of December 31, 2004, the Company carried a liability of $14,591 associated with this restructuring on its Consolidated Statements of Financial Condition, which is reflected as follows:

	December 31, 2003	Payments	December 31, 2004
Workforce reductions	$7,378	$(5,971)	$1,407
Office closures/consolidations	41,024	(27,840)	13,184

Total	$48,402	$(33,811)	$14,591

The Company expects to pay approximately $2,000 to $4,000 of the total remaining liability by December 31, 2005.

Note 5. Securities Owned, at Market Value

Securities owned are recorded on a trade date basis and are carried at their market value with unrealized gains and losses reported in investments on the Consolidated Statements of Operations. Securities owned, with the exception of shares in stock exchanges, have maturities of less than 3 years and consist of the following:

	December 31,
	2004	2003
Municipal bonds	$10,941	$150,866
Foreign sovereign obligations	25,216	50,018
Corporate bonds	—	28,228
Shares of stock exchanges	—	32,440

Total	$36,157	$261,552

Note 6. Investments

The Company makes strategic alliances with and long-term investments in other companies. The changes in the carrying values at the end of each period result from additional investments, sales and unrealized and realized gains and losses, as well as fluctuations in exchange rates for investments made in non-U.S. dollars. The Company’s Consolidated Statements of Financial Condition include the following investments:

•	Archipelago Holdings, LLC (Archipelago) — In 1999, the Company made an investment of $24,844 in Archipelago and in March 2002, Archipelago merged with REDIBook ECN, LLC. In August 2004, Archipelago completed its initial public offering and the Company’s shares in Archipelago were converted to shares in Archipelago Holdings, Inc. In that offering, the Company sold 617 shares for net proceeds of $7,676 and recorded a loss on the sale of approximately $440. As of December 31, 2004, the Company owned 1,137 shares of Archipelago Holdings, Inc., representing a 2.4% interest, which is carried at market value. The Company recorded a gain of $11,954 during the year ended December 31, 2004 based on the publicly quoted price of Archipelago Holdings, Inc. as of December 31, 2004.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

•	The NASDAQ Stock Market, Inc. (NASDAQ) — In 2000, the Company made an investment of $15,475 in NASDAQ, and acquired additional investments totaling $2,817 with the acquisitions of ProTrader Securities LP and Island. As of December 31, 2004, the Company’s investment in NASDAQ represented a 1.7% interest.

•	Starmine Corporation (Starmine) — In February 2002, the Company made an investment of $2,000 in Starmine. Starmine provides independent ratings of Wall Street equity analysts. As of December 31, 2004, the Company’s investment represented an 11.5% interest in Starmine.

The carrying value of the Company’s investments consists of the following:

	December 31,
	2004	2003
Archipelago Holdings, Inc.	$23,838	$20,000
The NASDAQ Stock Market, Inc	7,499	7,499
Starmine Corporation	2,000	2,000

Total	$33,337	$29,499

Note 7. Fixed Assets and Leasehold Improvements, Net

Fixed assets and leasehold improvements, net consist of the following:

	December 31,
	2004	2003
Leasehold improvements	$116,500	$150,042
Office equipment	56,711	119,196
Computer equipment	91,066	173,197
Software costs	2,532	26,996

	266,809	469,431
Accumulated depreciation	(187,025)	(350,502)

Total	$79,784	$118,929

The Company wrote-off net book value of $8,413 and $8,430 of fixed assets during the years ended December 31, 2004 and 2003, respectively.

Note 8. Intangible Assets, Net

Intangible Assets

Information regarding the Company’s identifiable intangible assets is as follows:

	Estimated Life (Years)	December 31, 2004			December 31, 2003
		Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Technology	7.0	$102,916	$(46,294)	$56,622	$102,916	$(32,260)	$70,656
Customer relationships	4.3	24,778	(13,006)	11,772	24,778	(8,050)	16,728

Total		$127,694	$(59,300)	$68,394	$127,694	$(40,310)	$87,384

Intangible assets arose in connection with the Company’s acquisitions of ProTrader in October 2001, Island in September 2002, and Bridge in March 2005 (see Note 3). The intangible assets are amortized on a straight-line basis over their respective estimated useful lives.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

During the fourth quarter of 2003, the Company wrote off a net book value of $21,668 for the impairment of intangible assets. The write off consisted of $20,148 in technology and $1,520 in trade name assets. The impairment charge was based on the application of annual impairment tests prescribed by current accounting standards.

Amortization expense was $18,990, $25,900 and $16,088 for the years ended December 31, 2004, 2003 and 2002, respectively. Estimated amortization expense for each of the next 5 years is as follows:

Year ending December 31, 2005	$18,990
Year ending December 31, 2006	$18,525
Year ending December 31, 2007	$16,359
Year ending December 31, 2008	$11,524
Year ending December 31, 2009	$2,996

Goodwill

In connection with the acquisition of Bridge (see Note 3), goodwill previously held at Reuters was transferred to the Company. During the fourth quarter of 2004, impairment tests showed the book value of Bridge exceeded its fair market value. In accordance with SFAS No. 142 Goodwill and Other Intangible Assets, the Company determined a portion of the goodwill had been permanently impaired and, as a result, recorded a pre-tax goodwill impairment loss of $24,783.

During the third quarter of 2002, annual impairment tests showed the Company’s book value exceeded its fair market value. In accordance with SFAS No. 142 Goodwill and Other Intangible Assets, based on the results of a valuation analysis prepared by an independent specialist, the Company determined that existing goodwill (not including Bridge) had been completely impaired and as a result recorded a pre-tax goodwill impairment loss of $509,454, the remaining carrying value of our non-Bridge goodwill.

The following table sets forth the changes in the carrying amount of goodwill:

	December 31,
	2004	2003	2002
Balance, beginning of period	35,139	37,059	141,529
Goodwill acquired during the period	—	—	425,971
Amortization	(1,920)	(1,920)	(1,920)
Goodwill impairment	(24,783)	—	(528,521)

Balance, end of period	8,436	35,139	37,059

During the first quarter of 2002, the Company identified indicators of possible impairment of its recorded goodwill related to its ProTrader and Montag Pöpper & Partner GmbH (Montag) acquisitions. For ProTrader, such indicators were an overall decrease in customer transaction volumes, which primarily led to operating losses. As a result, the Company closed several trading offices and restructured its operations. Based on the results of a discounted cash flow analysis, the Company calculated a level of goodwill impairment of $15,750, which was represented by the shortfall of the discounted cash flows versus the carrying amount of goodwill.

In May 2002, the Company closed its fixed income trading platform. Due to a global economic slowdown and the uneven pace of acceptance of electronic fixed income trading platforms, the business had been unable to reach a critical mass. Therefore, the Company’s goodwill related to its acquisition of Montag, a fixed income broker-dealer, was impaired and the Company recorded an impairment loss of $3,296, the remaining carrying value of its goodwill.

The Company recorded goodwill impairment, net of taxes, of $18,642 or $0.07 a share, for the year ended December 31, 2002 as a change in accounting principle.

Statement of Financial Accounting Standard (SFAS) No. 109, Accounting for Income Taxes, requires the excess of tax-deductible goodwill over the reported amount of goodwill be applied to reduce to zero the goodwill related to an acquisition.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Note 9. Short-Term Borrowings

Short-term borrowings represent amounts borrowed on uncommitted bank lines of credit, which provide for borrowings for operational and general corporate purposes which generally bear interest rates that approximate the Federal Funds rate in the U.S. and euro or pound sterling LIBOR rates in Europe. The following is a summary of short-term borrowing information:

	Year Ended December 31,
	2004	2003	2002
Average amount outstanding during each period:
U.S. dollar denominated	$239	$1,065	$2,259
Non-U.S. dollar denominated	3,340	9,615	37,700

Total	$3,579	$10,680	$39,959

Maximum amount outstanding during each period:
U.S. dollar denominated	$56,000	$47,512	$40,002
Non-U.S. dollar denominated	12,298	55,297	134,362

Total	$68,298	$102,809	$174,364

Weighted average interest rates for U.S. dollar and non-U.S. dollar denominated obligations are as follows:

	Year Ended December 31,
	2004	2003	2002
U.S. Dollar Denominated:
Weighted average interest rate during each period	2.27%	2.03%	2.66%
Weighted average interest rate at each period end	2.27%	2.03%	2.50%
Non-U.S. Dollar Denominated:
Weighted average interest rate during each period	1.04%	2.93%	3.64%
Weighted average interest rate at each period end	0.97%	3.42%	4.29%

Note 10. Accounts Payable, Accrued Expenses and Other Liabilities

Accounts payable, accrued expenses and other liabilities consist of the following:

	December 31,
	2004	2003
Accounts payable and accrued expenses	$141,386	$185,080
Accrued restructuring	28,312	73,342
Accrued compensation	62,827	46,624
Payable to Reuters	503	5,982

Total	$233,028	$311,028

Note 11. Comprehensive Income (Loss)

Comprehensive income (loss) includes net income (loss) and changes in stockholders’ equity except those resulting from investments by, or distributions to stockholders. Comprehensive income (loss) is as follows:

	Year Ended December 31,
	2004	2003	2002
Net income (loss)	$53,207	$(60,255)	$(724,198)
Changes in other comprehensive income (loss) Foreign currency translation adjustment	14,132	18,104	23,961

Total comprehensive income (loss), net of tax	$67,339	$(42,151)	$(700,237)

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Note 12. Employee Benefit Plans

Employee Benefits Plan

Employees of the Company are eligible to participate in the Instinet Group 401(k) plan (Instinet Group Plan), which was formed on January 1, 2003. Since 2003, the Company has matched a discretionary amount of employees, pre-tax contributions up to federal limits. To be eligible for a matching contribution, employees need to have been an active employee on December 31 with at least three months of service.

Effective January 1, 2003 the Company terminated its participation in the Reuters 401(k) plan replacing it with the Instinet Group Plan. Under the Reuters 401(k) plan the Company matched a specified percentage of eligible employee’s salaries. Also during 2003, the Company terminated the Island 401(k) plan and transferred the Island employees to the Instinet Group Plan.

Outside the U.S. the Company participates in various Reuters pension plans. The majority of non-U.S. employees who joined the Company prior to April 1999 were eligible to participate in Reuters Pension Fund and most new employees were eligible to participate in the Reuters Retirement Plan. These plans allow for contributions up to limits imposed by local taxing authorities. Funding is provided by voluntary contributions from members of the plans and contributions from the Company.

The Company and Reuters also provide certain employees of the Company with post retirement benefits such as healthcare and life insurance. Eligible employees are those who retire from the Company at normal retirement age. In 2004, the Company modified its post retirement benefits and a majority of accrued costs related to the post retirement plans will be reversed over the next 4 years in accordance with U.S. generally accepted accounting principles. In 2002, Reuters modified its post retirement benefits and a majority of accrued costs related to the post retirement plans will be reversed over the next 17 years in accordance with U.S. generally accepted accounting principles.

Certain employees of the Company also participated in a long-term performance-based incentive compensation plan (Long Term Plan). Under the Long Term Plan, a portion of the operating earnings of the Company exceeding certain predetermined targets aggregated over a four-year period were distributed to participants. The Company terminated this Long Term Plan at the end of 2002.

The Company’s expenses related to the employee benefit plans referred to above are as follows:

	Year Ended December 31,
	2004	2003	2002
Pension plans	3,052	3,272	9,517
Post retirement benefits	—	—	733
Long term plan	—	—	47

Restricted Stock Units

In 2002, the Company granted Restricted Stock Units (RSU) to certain members of senior management in lieu of cash for a portion of each member’s calendar year 2001 bonus. The Company also granted RSU to the newly appointed Chief Executive Officer for a portion of the executive’s 2002 bonus. In 2003, the Company granted RSU to a board member as director fees. The RSU are convertible into an equal number of shares of the Company’s common stock and generally vest either 1 or 2 years from the date of grant. As of December 31, 2003, the Company had 41 RSU and are classified as Treasury Stock on the Consolidated Statements of Financial Condition.

During the year ended December 31, 2004, the Company issued 2,300 RSUs to employees under a performance share plan, the Instinet 2004 Performance Share Plan. All of the RSUs require future service and is based on certain performance criteria of the Company as a condition to the delivery of the underlying shares of common stock. These RSUs cliff vest over a 3 year period ending December 31, 2006 and the Company recorded an expense of $3,399 for the year ended December 31, 2004 related to these RSUs. As of December 31, 2004, 2,220 RSUs remain outstanding and are classified as Unearned Compensation and Restricted Stock Units on the Consolidated Statements of Financial Condition.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Stock Options

Instinet Plan

Substantially all employees and certain directors of the Company and certain employees of Radianz who were previously employees of the Company (see Note 17) participate in the Company’s stock option plan (Instinet Option Plan), which was adopted in February 2000. Under the Instinet Option Plan, options on the Company’s common shares are issued for terms of 7 years and generally vest over 4 years. Primarily all options granted in 2002 were 100% vested after 1 year. In 2003 and 2004, primarily all options granted vested 50% after 1 year and on a pro rata basis over the next 36 months. The options are exercisable at the estimated fair market value of the shares on the date the options were issued. The terms for options granted to employees and non-employees are the same. The Company has authorized the issuance of a maximum of 44,118 options under the Instinet Option Plan. Options expire on dates ranging from March 2003 to December 2011.

Under the terms of the merger agreement with Island (see Note 3), the Company converted and issued 2,942 options to holders of Island options as substitutions for Island options outstanding at September 20, 2002. These converted options are subject to the provisions of the Island Stock Option plan, which vest over 3 or 4 years, have terms of 5 to 10 years and carry exercise prices ranging from $0.91 to $9.23. As of December 31, 2004 and 2003, there were 416 and 953 Island options outstanding.

In October 2002, the Company approved an adjustment to the exercise prices of all outstanding options issued prior to September 19, 2002 to adjust for the dividend to the Company’s stockholders, in accordance with FIN 44, Accounting for Certain Transactions involving Stock Compensation an Interpretation of APB No. 25. The exercise prices of these options were decreased by $0.98 per option. The $0.98 adjustment reflects the change in the price of Company’s common stock between the close of business on Friday, September 20, 2002, the last date on which the common stock price included the dividend, and the open of business on Monday, September 23, 2002, the first date on which the common stock began trading without the right to the dividend.

The activity related to the Instinet Option Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding, December 31, 2001	21,104	16.03	6.1

Granted	11,585	5.07
Forfeited	(7,260)	13.88
Exercised	(1,523)	0.91

Outstanding, December 31, 2002	23,906	11.48	5.6

Granted	10,409	3.26
Forfeited	(6,171)	12.01
Exercised	(112)	2.15

Outstanding, December 31, 2003	28,032	8.34	5.3

Granted	5,542	6.08
Forfeited	(5,830)	10.60
Exercised	(1,887)	3.76

Outstanding, December 31, 2004	25,857	7.55	4.6

Exercisable, December 31, 2002	8,304	15.40
Exercisable, December 31, 2003	12,512	10.18
Exercisable, December 31, 2004	15,993	8.84

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

The options outstanding as of December 31, 2004 are as follows:

Exercise Price	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
$ 0.91 - $ 1.22	88	1.11	6.3
$ 1.23 - $ 3.48	8,819	3.27	5.1
$ 3.49 - $ 6.53	9,677	6.02	5.2
$ 6.54 - $ 9.97	446	8.72	6.0
$ 9.98 - $14.80	4,113	13.59	2.7
$14.81 - $18.70	2,714	17.80	3.0

Outstanding, December 31, 2004	25,857	7.55	4.6

The weighted average fair value of options granted during the year ended December 31, 2004, 2003 and 2002 was $3.44, $2.66 and $4.42 per option, respectively. The fair value of each option is estimated, as of its respective grant date, using the Black-Scholes option pricing model with the following weighted average assumptions:

	Year Ended December 31,
	2004	2003	2002
Risk-free interest rate	3.66%	3.75%	4.38%
Expected volatility	50.70%	56.11%	87.39%
Dividend yield	0%	0%	0%
Expected life	7 years	7 years	7 years

Reuters Plans

Certain members of the Company participate in the following Reuters stock option plans (collectively, the “Reuters Plans”).

Save As You Earn Plan (“SAYE Plan”) — Reuters introduced a new SAYE Plan each year beginning in 1996 to 2001. SAYE Plan options were issued for terms of 3 or 5 year period and were exercisable at the market price of Reuters ADS or ordinary shares on the date of grant. The Company contributed 20% of the exchange price of the option to U.S.-based employees when exercised. For non-U.S.-based employees, options were issued with an exercise price 20% less than the market price of the ordinary shares on the date of grant. Accordingly, the Company recorded as deferred compensation the intrinsic value of the stock options awarded which is recognized over the vesting period.

Reuters ADS option activity under the SAYE Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding, December 31, 2001	20	70.48	1.7

Forfeited	(16)	63.76

Outstanding, December 31, 2002	4	82.06	1.8

Forfeited	(4)	82.06

Outstanding, December 31, 2003	—	—	—

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Reuters ordinary shares options activity under SAYE Plan is as follows:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding, December 31, 2001	247	13.95	1.3

Forfeited	(120)	15.01

Outstanding, December 31, 2002	127	12.94	0.7

Forfeited	(112)	12.79

Outstanding, December 31, 2003	15	14.10	0.4

Forfeited	(11)	12.63

Outstanding, December 31, 2004	4	17.66	0.3

Plan 2000 — Reuters introduced the Plan 2000 option plan in 1998, under which employees may be entitled to a single option award to acquire 2000 shares of Reuters ordinary shares. Options are issued for terms of 4 years, vest after a 3-year period and are exercisable at the market price of the ordinary share on the date of grant.

Reuters ordinary shares options activity under Plan 2000 is as follows:

	Options Outstanding	Weighted Average Exercise Price	Weighted Average Remaining Life (Years)
Outstanding, December 31, 2001	1,692	10.71	3.9

Forfeited	(1,136)	10.91
Exercised	(8)	9.79

Outstanding, December 31, 2002	548	10.32	2.9

Forfeited	(14)	12.48

Outstanding, December 31, 2003	534	10.27	1.9

Forfeited	(18)	10.83

Outstanding, December 31, 2004	516	10.25	0.8

There were no exercisable options in the Reuters Plans as of December 31, 2004, 2003 and 2002.

Note 13. Income Taxes

The provision (benefit) for income taxes consists of the following:

	Year Ended December 31,
	2004	2003	2002
Current:
Federal	$928	$(12,986)	$(28,513)
State	7,916	4,074	5,694
Foreign	12,646	1,122	5,292

Total current	21,490	(7,790)	(17,527)

Deferred:
Federal	2,342	(13,497)	(12,936)
State	2,187	(4,537)	(984)
State operating loss carryforward	—	(685)	(11,982)
Foreign	(11,479)	158	1,583

Total deferred	(6,950)	(18,561)	(24,319)

Total provision (benefit) for income taxes	$14,540	$(26,351)	$(41,846)

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

The temporary differences, which have created deferred tax assets and liabilities, are as follows:

	December 31,
	2004	2003
Deferred tax assets:
Depreciation and amortization	$39,486	$8,601
Net operating losses	38,931	42,395
Accruals and allowances	43,042	57,737
Goodwill	8,307	11,549
Unrealized losses on securities owned	18,006	23,338

Total deferred tax assets	147,772	143,620

Deferred tax liabilities:
Unrealized gains on securities owned	—	(11,061)

Total deferred tax liabilities	—	(11,061)

Valuation allowance	(75,371)	(70,385)

Deferred tax asset, net	$72,401	$62,174

Management believes that it is more likely than not that the Company’s tax assets, net of the valuation allowance, will be realized. The valuation allowance relates to operating losses in certain non-U.S. subsidiaries, certain state operating losses in the U.S., unrealized losses on securities owned, and accruals and allowances in certain non-U.S. subsidiaries that may not be realized in the future.

The following is a reconciliation of the provision for income taxes and the amount computed by applying the U.S. Federal statutory rate to income (loss) before income taxes.

	Year Ended December 31,
	2004	2003	2002
U.S. federal income tax rate	35.0%	35.0%	35.0%
State and local income tax, net of federal income tax benefit	16.6	2.5	1.8
Foreign income taxes	(13.3)	(5.3)	(2.6)
Permanent differences	(4.5)	1.4	(24.0)
Valuation allowance	(9.3)	(5.3)	(4.6)
Miscellaneous	2.0	(1.9)	(0.0)

Total	26.5%	26.4%	5.6%

Note 14. Commitments and Contingencies

Litigation

In February, 2005, the Company and Nextrade entered into a settlement agreement which resolved the claims in the lawsuit, and which provided for mutual releases and dismissal of the lawsuit with prejudice, the latter subject to the Court’s approval.

From time to time, the Company is involved in various legal and regulatory proceedings arising in the ordinary course of business. The Company is also subject to periodic regulatory audits, inspections and investigations. While any litigation contains an element of uncertainty, management believes, after consultation with counsel, that the outcomes of such proceedings or claims are unlikely to have a material adverse effect on the Company.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Leases

The Company has contractual obligations to make future payments primarily for operating leases for office space with Reuters and third parties. Certain leases contain renewal options and escalation clauses. Our aggregate minimum lease commitments after 5 years primarily relate to the Company’s office space leases in New York City and Jersey City, New Jersey, expiring on various dates through 2021. As of December 31, 2004, future minimum rental commitments under non-cancelable operating leases (net of non-cancelable sublease proceeds) for future periods are as follows:

	Gross Rental Commitments	Sublease Income	Net Rental Commitments
Year ending December 31, 2005	$41,997	$14,006	$27,991
Year ending December 31, 2006	37,782	12,736	25,046
Year ending December 31, 2007	34,949	13,149	21,800
Year ending December 31, 2008	33,829	13,287	20,542
Year ending December 31, 2009	33,414	13,877	19,537
Thereafter	237,224	135,761	101,463

Total	$419,195	$202,816	$216,379

Rental expense amounted to $17,088, $26,369 and $27,190 for the years ended December 31, 2004, 2003 and 2002, respectively.

Other

The Company has letter of credit agreements and guarantees totaling $263,737 and $250,104 as of December 31, 2004 and 2003, respectively, issued by commercial banking institutions on the Company’s behalf to various non-U.S. securities clearing and regulatory agencies, as well as other corporate services and obligations. The Company pays an annual fee up to one percent of the value of the agreement.

As of December 31, 2004 and 2003, the Company had access to $200,000 of uncommitted credit lines from commercial banking institutions to meet the funding needs of our U.S. operations. These credit lines were collateralized by a combination of customer securities and our marketable securities. As of December 31, 2004 and 2003, there were no borrowings outstanding under these credit lines. The Company paid no annual fees to maintain these facilities. In addition, as of December 31, 2004 and 2003, the Company had access to $100,328 and $95,600, respectively, of uncommitted credit lines from commercial banking institutions to meet the funding needs of the Company’s European and Asian subsidiaries.

FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, requires the disclosure of representations and warranties which we enter into which may provide general indemnifications to others. In the normal course of business, the Company may enter into other legal contracts that contain a variety of representations and warranties that provide general indemnification to the contract counterparty. The Company’s maximum exposure under these arrangements is unknown, as this would involve potential futures claims against the Company that have not yet occurred. However, based on the Company’s experience, the Company does not expect these indemnifications will have a material adverse effect on our statements of operations, financial condition and cash flows.

Note 15. Collateral Arrangements

As of December 31, 2004 and December 31, 2003, the fair value of collateral held by the Company that could be sold or repledged totaled $170,973 and $283,532, respectively. Such collateral is generally obtained under resale and securities borrowing agreements. Of this collateral, $166,318 and $275,828 had been sold or repledged as of December 31, 2004 and December 31, 2003, respectively, generally to cover short sales or effect deliveries of securities.

Note 16. Net Capital Requirements

The Company’s broker-dealer subsidiaries are subject to the SEC Uniform Net Capital Rule 15c3-1 under the Securities Exchange Act of 1934 administered by the SEC, the New York Stock Exchange and the National Association of Securities Dealers, which requires the maintenance of minimum net capital. Except for Bridge, the Company’s broker-dealer subsidiaries have elected to use the alternative method, which requires that they maintain minimum net capital equal to:

•	$250 for general broker-dealers

•	$1,000 for market makers

•	the greater of $1,500 or 2% of aggregate debit items arising from customer transactions for clearing firms

The net capital requirement for Bridge is the greater of 6 2/3% of aggregate indebtedness or $250 ($1,000 minimum in 2003).

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

The table below summarizes the minimum capital requirements for the Company’s U.S. broker-dealer subsidiaries.

	December 31, 2004			December 31, 2003
	Net Capital	Net Capital Requirement	Excess Net Capital	Net Capital	Net Capital Requirement	Excess Net Capital
Total	$75,413	$4,797	$70,616	$282,121	$8,872	$273,249

The Company’s international broker-dealer subsidiaries are subject to capital adequacy requirements promulgated by authorities of the countries in which they operate. As of December 31, 2004 and 2003, these subsidiaries had met their local capital adequacy requirements.

Note 17. Related Party Transactions

The Company transacts business and has extensive relationships with Reuters and its related parties. Due to these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among unrelated parties. All receivables and payables with affiliates and the Parent are generally settled on a quarterly basis. Descriptions of these transactions and relationships are set forth below:

In 2001, the Company leased office space for its corporate headquarters in New York City from 3 Times Square Associates, LLC, a joint venture between Reuters and an independent third party. The lease expires in 2021 with the Company having a one-time right to cancel in 2011.

In June 2000, the Company sold at book value all of its equipment related to its telecommunications network and transferred certain employees to Radianz, a joint venture between Reuters and Equant Finance B.V. (Equant), which was created to provide Internet protocol networks to the financial services industry. Equant is a provider of voice, data and Internet services. Since June 2000, Radianz has provided services related to the Company’s core communications network that prior to the sale would have been provided by the Company. The Company, by the nature of a master agreement between Reuters and Radianz, is subject to fee arrangements negotiated by Reuters.

The Company received Reuters’ data consisting of news and information which is used by the Company as well as distributed to its customers.

Reuters provided certain operational and administrative support and other general corporate services to the Company.

Effective September 2001, the Company sold at book value its Research and Analytical Product (R&A) to Reuters in order to allow Instinet R&A users to leverage Reuters investment in Bridge Trading by allowing them to participate in a much broader service, while still benefiting from the information currently available through R&A. Under the agreement, the Company sold to Reuters all the assets, rights, claims, contracts, licenses, trade secrets and confidential and proprietary business information, and substantially all of the R&A employees used by the Company in the R&A product platform. In turn, Reuters agreed to assume certain liabilities and obligations of the R&A business. The net book value of the assets sold, which consisted of computer hardware, machinery and equipment, was $7,868. The Company entered into a mutual services agreement with Reuters under which the Company continued to assist Reuters in supporting the R&A business for up to 18 months. In addition, the Company and Reuters agreed to allow customers of the Company who had been using the R&A product to continue to receive service and support from Reuters.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

The Company’s expenses related to the transactions referred to above are as follows:

	For the Year Ended December 31,
	2004	2003	2002
Office space	$17,891	$16,998	$14,941
Reuters’ news and information data	51,098	62,034	69,945
Radianz	8,342	25,477	30,042
General corporate services	1,458	8,086	28,864
Research and Analytical	—	2,145	5,582

	$78,789	$114,740	$149,374

Note 18. Segment Information

In reporting to management and upon completion of our business restructuring during the three months ended March 31, 2004, the Company’s operating results were categorized into two business segments, Instinet and INET. Eliminations represent intercompany revenue and expenses. Prior year information has been restated to reflect our reportable segments as follows:

Segment Operating Results

	Year Ended December 31, 2004
	Instinet	INET	Eliminations & Corporate	Total
Transaction fees	$661,686	$455,068	$(20,373)	$1,096,381
Interest income, net	12,689	1,572	376	14,637

Total revenue, net	674,375	456,640	(19,997)	1,111,018
Total expenses	685,487	422,645	(52,074)	1,056,058

Pre-tax earnings	$(11,112)	$33,995	$32,077	$54,960

Year-end total assets	$1,053,729	$142,295	$659,391	$1,855,415

	Year Ended December 31, 2003
	Instinet	INET	Eliminations & Corporate	Total
Transaction fees	$681,925	$411,289	$(15,983)	$1,077,231
Interest income, net	15,459	864	—	16,323

Total revenue, net	697,384	412,153	(15,983)	1,093,554
Total expenses	731,398	398,098	63,937	1,193,433

Pre-tax earnings	$(34,014)	$14,055	$(79,920)	$(99,879)

Year-end total assets	$1,745,708	$169,976	$254,691	$2,170,375

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

	Year Ended December 31, 2002
	Instinet	INET	Eliminations & Corporate	Total
Transaction fees	$789,654	$305,551	$(21,353)	$1,073,852
Interest income, net	19,471	522	—	19,993

Total revenue, net	809,125	306,073	(21,353)	1,093,845
Total expenses	802,321	280,557	710,547	1,793,425

Pre-tax earnings	$6,804	$25,516	$(731,900)	$(699,580)

Year-end total assets	$2,199,733	$97,154	$82,732	$2,379,619

Geographical Information

The accompanying table summarizes select data about the Company’s domestic and international operations. Because of the highly integrated nature of the financial markets in which the Company competes and the integration of the Company’s worldwide business activities, the Company believes that results by geographic region are not necessarily meaningful in understanding its business.

	Year Ended December 31, 2004
	Domestic	International	Total
Total revenue, net	$937,736	$173,282	$1,111,018

Pre-tax earnings (loss)	$71,742	$(16,782)	$54,960

Year-end total assets	$1,376,245	$479,170	$1,855,415

	Year Ended December 31, 2003
	Domestic	International	Total
Total revenue, net	$934,451	$159,103	$1,093,554

Pre-tax earnings (loss)	$(69,315)	$(30,564)	$(99,879)

Year-end total assets	$1,764,933	$405,442	$2,170,375

	Year Ended December 31, 2002
	Domestic	International	Total
Total revenue, net	$914,746	$179,099	$1,093,845

Pre-tax earnings (loss)	$(684,787)	$(14,793)	$(699,580)

Year-end total assets	$2,002,142	$377,477	$2,379,619

Note 19. Contractual Settlement

During the year ended December 31, 2004, the Company received $7,250 associated with the mutual release of Instinet Group, Zone Trading Partners and affiliated parties of execution obligations.

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

Note 20. Discontinued Operations

a) LJR

On July 1, 2005, the Company sold LJR to The Bank of New York for $174 million in cash. The revenue and results of operations of the discontinued operation are summarized as follows:

	Year Ended December 31,
	2004	2003	2002
Revenue	170,846	169,778	170,302
Pre-tax income from discontinued operation	22,413	23,286	(23,771)
Income tax expense	9,626	10,013	(10,120)

Income from discontinued operations, net of tax	12,787	13,273	(13,651)

The Consolidated Statements of Financial Condition include assets of discontinued operations and liabilities of discontinued operations. The net balance of these items represents the adjusted book value of the discontinued operations in accordance with the sale of LJR. The major asset and liability classes included within these categories are as follows:

	Year Ended December 31,
	2004	2003
Cash and cash equivalents	$19,553	$24,080
Cash and securities segregated under federal regulations	23,050	22,919
Receivable from broker-dealers	5,386	3,706
Commissions and other receivable, net	6,115	9,454
Fixed assets and leasehold improvements, net	162	193
Deferred tax asset, net	14,445	16,125
Other assets	159	182

Assets of discontinued operations	68,870	76,659

Accounts payable, accrued expenses and other liabilities	40,498	45,881

Liabilities of discontinued operations	40,498	45,881

b) Fixed Income Trading Platform

On May 3, 2002, the Company closed its fixed income trading platform. The Company began developing its fixed income business in 1998 and started trading in the spring of 2000. Against the background of a global economic slowdown and the uneven pace of acceptance of electronic fixed income trading platforms, the business had been unable to reach a critical mass. As a result of the closure, the Company incurred the following charges:

Year Ended December 31, 2002
Loss from discontinued operations:
Loss from operation of fixed income business	$(33,768)
Income tax benefit	11,022

Net loss from discontinued operations	$(22,746)

Loss per share — basic and diluted
Loss from operation of fixed income business	$(0.12)
Income tax benefit	0.04

Net loss from discontinued operations	$(0.08)

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

The Company recorded a restructuring charge of $22,514 related to the closure of its fixed income platform for the year ended December 31, 2002 and completed paying this liability in 2004.

Note 21. Fair Value of Financial Instruments

SFAS No. 107, Disclosure about Fair Value of Financial Instruments, requires the disclosure of the fair value of financial instruments, including assets and liabilities recognized on the Consolidated Statements of Financial Condition. Management estimates that the aggregate fair value of all financial instruments recognized on the Consolidated Statements of Financial Condition approximates their carrying value. As such, financial instruments have been adjusted to reflect their estimated fair value or are short term in nature and bear interest at current market rates.

Note 22. Subsequent Events (Unaudited)

On April 22, 2005, the Company announced that it entered into a definitive agreement pursuant to which The NASDAQ Stock Market, Inc. (“NASDAQ”) will acquire all outstanding shares of the Company for an aggregate purchase price of approximately $1,769,000 in cash, or $5.10 per share on a fully diluted basis. On November 16, 2005, the Department of Justice closed its investigation under the Hart-Scott Rodino Antitrust Improvements Act of the pending acquisition of Instinet Group by NASDAQ, in effect approving the acquisition of Instinet Group by NASDAQ. The transaction was completed on December 8, 2005 at a price of $5.09 per share on a fully diluted basis. INET has been combined with NASDAQ’s current operations while Instinet, The Institutional Broker, along with certain Instinet Group corporate liabilities, has been acquired from NASDAQ by a group led by Silver Lake Partners and Instinet senior management.

The Company completed the acquisition of Bridge Trading on March 31, 2005 for 3,752 shares in Company stock.

The Company completed the sale of LJR on July 1, 2005 to the Bank of New York for $174,000 in cash.

On July 12, 2005, Instinet Group’s Board of Directors approved the payment of a special cash dividend of $0.32 per common share to Instinet Group stockholders, based upon the net after-tax proceeds of the sale of LJR. The record date for the dividend was July 29, 2005 and the payment was made on August 15, 2005. Instinet Group common stock traded ex-dividend for two days prior to the record date, starting on July 27, 2005.

In April and May 2005, four purported class action lawsuits were filed in the Court of Chancery in the State of Delaware against Instinet Group, each of our directors and Reuters alleging, among other things, that defendants breached their fiduciary duties as to our public stockholders in connection with the proposed merger by approving the transaction at an allegedly unfair and inadequate price. On June 22, 2005, plaintiffs filed a consolidated amended complaint consolidating three of the lawsuits while voluntarily dismissing the fourth lawsuit. The amended complaint seeks, among other things, class action status, an injunction against consummation of the transaction, invalidation of certain provisions of the Merger Agreement, damages in an unspecified amount, rescission in the event the transaction is consummated and attorney’s fees.

On September 9, 2005, the parties entered into a proposed settlement of the action pursuant to a Stipulation and Agreement of Compromise, Settlement and Release. Pursuant to the proposed settlement: (i) Instinet revised the definitive proxy statement to include certain disclosures that have been agreed upon and reviewed by plaintiffs; (ii) Nasdaq and Instinet agreed to reduce by 15%, from $66,500 to $56,525, the break-up fee that Instinet would pay to Nasdaq under certain conditions pursuant to Section 8.6(a) of the merger agreement; and (iii) Nasdaq agreed to waive, with respect to members of the purported plaintiff class only, the provisions of the merger agreement pursuant to which the aggregate merger consideration was to have been reduced by up to $2,500 based on the

Instinet Group Incorporated

Notes to Consolidated Financial Statements

(In thousands, except per share amounts)

total amount of certain of our transaction liabilities, the net effect of which is an increase of approximately $0.007 per share (or approximately $1,000 in the aggregate) in the merger consideration that will be received by Instinet stockholders other than the defendants.

On September 16, 2005, Instinet mailed a notice of settlement to its stockholders. On October 25, 2005, the Delaware Court of Chancery certified the class of Instinet Group shareholders and approved the proposed settlement as fair and reasonable. Separately, on November 30, 2005, the Court awarded plaintiffs’ counsel $450 for attorneys’ fees and reimbursement of expenses. The settlement is still subject to the entry of a final and non-appealable judgment dismissing the consolidated action with prejudice and the delivery of appropriate releases.

Note 23. Quarterly Results (Unaudited)

	Three Months Ended
	Dec 31, 2004	Sep 30, 2004	Jun 30, 2004	Mar 31, 2004	Dec 31, 2003	Sep 30, 2003	Jun 30, 2003	Mar 31, 2003
Revenue
Transaction fees	$267,993	$245,696	$273,759	$308,933	$279,196	$268,912	$278,120	$251,003
Interest income	5,228	4,061	4,363	4,499	5,986	4,939	6,711	6,403
Interest expense	(948)	(744)	(773)	(1,049)	(2,271)	(1,227)	(2,101)	(2,117)

Interest income, net	4,280	3,317	3,590	3,450	3,715	3,712	4,610	4,286

Total revenue, net	272,273	249,013	277,349	312,383	282,911	272,624	282,730	255,289

Cost of Revenue
Soft dollar	40,029	36,943	43,936	47,785	45,581	43,544	41,329	41,225
Broker-dealer rebates	67,150	59,859	62,388	68,147	54,507	53,552	58,630	50,420
Brokerage, clearing and exchange fees	47,744	47,078	51,807	60,409	54,057	51,469	46,690	39,781

Total cost of revenue	154,923	143,880	158,131	176,341	154,145	148,565	146,649	131,426

Gross margin	117,350	105,133	119,218	136,042	128,766	124,059	136,081	123,863

Direct Expenses
Compensation and benefits	56,556	43,467	53,454	56,399	47,603	48,775	59,456	62,673
Communications and equipment	14,624	18,775	16,988	21,800	21,014	25,152	31,899	30,974
Depreciation and amortization	13,154	13,363	16,301	15,475	18,921	22,837	23,968	24,503
Occupancy	8,872	9,351	9,449	9,397	12,418	12,773	13,385	16,654
Professional fees	8,751	7,410	8,161	4,997	8,513	5,709	7,225	6,233
Marketing and business development	2,097	2,725	4,845	3,085	6,780	2,766	3,045	2,238
Other	588	4,802	2,542	2,650	1,972	4,220	5,959	5,348

Total direct expenses	104,642	99,893	111,740	113,803	117,221	122,232	144,937	148,623

Restructuring	—	—	—	—	59,497	—	—	—
Goodwill and intangible asset impairment	24,783	—	—	—	21,668	—	—	(129)
Contractual settlement	—	—	(7,250)	—	—	—	—	—
Investments	(11,007)	(4,007)	(21)	(4,677)	(10,254)	646	(2,887)	21,575
Insurance recovery	—	—	—	(5,116)	(2,492)	(2,989)	—	(5,000)

Total expenses	273,341	239,766	262,600	280,351	339,785	268,454	288,699	296,495

Income (loss) from continuing operations before income taxes, discontinued operations and cumulative effect of change in accounting principle	(1,068)	9,247	14,749	32,032	(56,874)	4,170	(5,969)	(41,206)
Income tax provision (benefit)	(6,402)	1,412	5,655	13,875	(17,904)	(76)	(677)	(7,694)

Income (loss) from continuing operations before discontinued operations and cumulative effect of change in accounting principle	5,334	7,835	9,094	18,157	(38,970)	4,246	(5,292)	(33,512)
Income (loss) from discontinued operations, net of tax	3,342	2,781	3,016	3,648	3,104	3,508	3,515	3,146

Net Income	8,676	10,616	12,110	21,805	(35,866)	7,754	(1,777)	(30,366)

EARNINGS (LOSS) PER SHARE—BASIC
Income (loss) from continuing operations—net of tax	0.02	0.02	0.03	0.05	(0.12)	0.01	(0.02)	(0.10)
Discontinued operations—net of tax	0.01	0.01	0.01	0.02	0.01	0.01	0.01	0.01

Net income (loss) per share	0.03	0.03	0.04	0.07	(0.11)	0.02	(0.01)	(0.09)

EARNINGS (LOSS) PER SHARE—DILUTED
Income (loss) from continuing operations—net of tax	0.02	0.02	0.03	0.05	(0.12)	0.01	(0.02)	(0.10)
Discontinued operations—net of tax	0.01	0.01	0.01	0.01	0.01	0.01	0.01	0.01

Net income (loss) per share	0.03	0.03	0.04	0.06	(0.11)	0.02	(0.01)	(0.09)

NOTE:	During the fourth quarter of 2004, the Company changed the classification of certain transaction-related regulatory fee expenses from offsetting transaction fees to being recorded as an expense within brokerage, clearing and exchange fees. This change has been reflected in all periods shown in the table.